Press Release	Source: Advantage Capital Development Corp.

Advantage Capital Development Corp. Portfolio Company Pays Down Senior Secured Debenture

Global IT Holdings Inc. Reduces Debt with Recent Payment of $250,000

MIAMI--(August 17, 2005)--Advantage Capital Development Corp. (Pink Sheets: AVCP) announced today that one of its portfolio companies, Global IT Holdings Inc., (Pink Sheets: GBTH) has reduced its debt to the company with a recent payment of $250,000 against its senior secured debenture.

Advantage Capital Development Corp recently increased its stake in Global IT Holdings from 15 to 22 ½ percent. Global recently completed a merger with High Road International, Inc. (Pink Sheets: HRDI). In accordance with the transaction the new public entity is now named Global IT Holdings, Inc. Global IT Holdings, Inc. now owns eighty-five (85%) percent of all of the fully diluted shares of the pink sheet company. The company now trades under the symbol (Pink Sheets: GBTH).

“We are very pleased with our investment in Global,” said Jeffrey Sternberg, President and CEO Advantage Capital Development Corp. “They’ve leveraged our relationship to its fullest extent and utilize our funding to enhance their growth strategies.”

According to Sternberg, Global is pursuing a growth strategy and is currently at various stages of negotiations with four possible acquisitions in the IT staffing industry.

“Through its subsidiaries Platinum IT Consulting and Parker Clark Data Processing, Global IT Holdings is managing its internal growth while actively seeking out acquisitions that are compatible with its core business,” Sternberg said.

Platinum IT Consulting and its associated company, Parker Clark Data Processing have served the New York and New Jersey Markets for 25 years and have combined annual revenues in excess of $5 million. For additional information go to www.platinumit.com

According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. According to the Association, for the past three decades the industry has grown at a rate of 10 percent a year and additionally, ninety percent of U.S. companies use temporary staffing services.

About Advantage Capital Development Corp.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward- looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact:

Peter Nasca Associates, Inc., Miami
Peter Nasca, 305-937-1711
pnasca@pnapr.com